As filed with the U.S. Securities and Exchange Commission on October 11, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Covad Communications Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0461529 (I.R.S. Employer Identification No.)
110 Rio Robles
San Jose, California 95134
(408) 952-6400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)
Charles E. Hoffman
Chief Executive Officer
James A. Kirkland
Senior Vice President, General Counsel and Secretary
110 Rio Robles
San Jose, California 95134
(408) 952-6400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Daniel J. Winnike, Esq.
David A. Bell, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California St.
Mountain View, California 94041
(650) 988-8500

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed
	to be	Maximum Offering	Maximum	Amount of
Title of Securities to be	Registered(1)(2)	Price Per	Aggregate Offering	Registration
Registered		Share(2)(3)	Price(1)(2)(3)	Fee(3)
Common Stock, par value $0.001 per share (4)
Preferred Stock, par value $0.001 per share (5)
Debt Securities(6)
Warrants(7)
Total			$150,000,000	$17,655

(1)	The initial public offering price of any securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of $150,000,000.

(2)	Pursuant to General Instruction II.D to Form S-3, the Amount to be Registered, Proposed Maximum Aggregate Offering Price per Security and Proposed Maximum Aggregate Offering Price has been omitted for each class of securities that are registered hereby.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.

(4)	An indeterminate number of shares of common stock, par value $0.001 per share, are covered by this Registration Statement. Common stock may be issued (a) separately, (b) upon the conversion of either shares of preferred stock or debt securities, each of which are registered hereby, or (c) upon exercise of warrants to purchase shares of common stock, which are registered hereby. Shares of common stock issued upon conversion of the debt securities and the preferred stock will be issued without the payment of additional consideration. Each share of common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value per $0.001 share.

(5)	An indeterminate number of shares of preferred stock, par value $0.001 per share, are covered by this Registration Statement. Shares of preferred stock may be issued (a) separately, (b) upon the conversion of debt securities, which are registered hereby or (c) upon exercise of warrants to purchase shares of preferred stock, which are registered hereby.

(6)	An indeterminate number of debt securities are covered by this Registration Statement. Debt securities may be issued (a) separately or (b) upon exercise of warrants to purchase debt securities, which are registered hereby.

(7)	An indeterminate number of warrants, each representing the right to purchase an indeterminate number of shares of common stock, shares of preferred stock or debt securities, each of which are registered hereby, are covered by this Registration Statement.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which shall specifically state that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated ___________, 2005
PROSPECTUS
$150,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants

     This prospectus includes a general description of the shares of common stock, shares of preferred stock, debt securities and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.
     The aggregate initial offering price of all securities sold under this prospectus will not exceed $150,000,000.
     Our common stock trades on the American Stock Exchange under the symbol “DVW.”

     Investing in our securities involves risks, which we describe in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (in Item 2, under the heading “Risk Factors”) and in other documents that we subsequently file with the U.S. Securities and Exchange Commission, and which we will describe in supplements to this prospectus.
     Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                        , 2005.

Section	Page
About this Prospectus	i
Prospectus Summary	1
Special Note Regarding Forward-Looking Statements	5
Risk Factors	6
Use of Proceeds	6
Dividend Policy	6
Ratio of Earnings to Fixed Charges and Preferred Dividends	6
Plan of Distribution	6
Description of Securities to be Registered	8
Legal Matters	22
Experts	23
Where You Can Find More Information	23
Documents Incorporated by Reference	23
EXHIBIT 1.1
EXHIBIT 1.2
EXHIBIT 4.10
EXHIBIT 4.11
EXHIBIT 4.12
EXHIBIT 4.13
EXHIBIT 4.14
EXHIBIT 4.15
EXHIBIT 4.16
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBIT 23.2
EXHIBIT 23.3

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of common stock, shares of preferred stock, debt securities and warrants, up to an aggregate amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that contains specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Documents Incorporated by Reference” on pages 22 and 23, respectively.
     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.
     Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Covad” refer to Covad Communications Group, Inc., a Delaware corporation.

i

PROSPECTUS SUMMARY
     This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.
Covad Communications Group, Inc.
     We provide voice and data communications products and services to consumers and businesses. We provide these services throughout the United States in approximately 235 major metropolitan areas, which include over 900 cities. Our telecommunications network allows us to offer services to more than 57 million homes and businesses. Our products and services include high-speed, or broadband, data communications, Internet access connectivity, voice over Internet Protocol telephony, or VoIP, and a variety of related services. We primarily use digital subscriber line, or DSL, and DS-1, also referred to as T-1, technologies to deliver our services. In order to provide our services we purchase network elements, such as telecommunication lines and central office facilities, from the traditional local telephone companies, which are often referred to as the incumbent local telephone companies, or ILECs, and other carriers, and then combine these network elements with our own nationwide network facilities. We purchase the majority of these network elements from Verizon Communications, Inc., or Verizon, BellSouth Telecommunications, Inc., or BellSouth, SBC Communications, Inc., or SBC, and Qwest Corporation, or Qwest, which are also known as the regional Bell operating companies, or RBOCs. As of June 30, 2005, we had approximately 554,400 broadband access end-users and 870 VoIP business customers with a combined total of approximately 29,900 VoIP stations.
     We operate two business segments, Wholesale and Direct. Wholesale is a provider of high-speed data connectivity services to Internet service providers, or ISPs, and telecommunications carrier customers. As of June 30, 2005, Wholesale had approximately 472,800 DSL and T-1 lines in service, up from 440,800 lines at the end of June 30, 2004. The majority of our services are sold through our Wholesale segment.
     Our Direct segment sells VoIP, high-speed data connectivity and related value-added services through multiple channels including telesales, field sales, affinity partner programs, and our website. Direct focuses on the small business market and also sells to enterprise customers that purchase our services for distribution across their enterprise. As of June 30, 2005, Direct had approximately 81,600 DSL and T-1 lines in service, up from 73,600 lines at the end of June 30, 2004.
Our Opportunities and Challenges
     Our business continues to be in transition due to changes in telecommunications technologies, the competitive environment, federal and state telecommunications regulations and our resellers’ changing strategies. Sales of our stand-alone DSL services have slowed, and we continue to experience churn among our existing end-users due to competitive pricing pressures and other factors. As a result, we have increased our focus on direct sales of bundled voice, VoIP and data communications services to small and medium-sized businesses. This transition presents a substantial business opportunity for us. While we believe we are favorably positioned to take advantage of this opportunity, our ability to grow our sales of these services is inherently difficult to predict.
     Given the facts above and the highly competitive, dynamic and heavily regulated nature of our business environment, we face a complex array of factors that create challenges and opportunities for us. Key matters upon which we are focused at this time include the following:
     Efficient use of working capital — As of June 30, 2005, we had working capital of approximately $74.5 million. We continue to manage expenses closely. Our ability to attain cash flow sufficiency will largely depend on the rate at which we can grow our revenues while controlling the expenditures necessary to generate and support increases in revenue.
     Efficiently deliver broadband Internet access services to consumers — The delivery of stand-alone high-speed Internet connectivity services by our ISP customers is facing intense competition from the RBOCs and cable providers like Comcast, Time Warner and Cox Communications, who are aggressively pricing their consumer broadband services, often as part of a bundled service offering. We believe these market conditions have placed additional pricing pressure on us and our resellers, reduced the number of orders for our services, and have caused a higher level of churn among our end-users. During the first half of 2004, these conditions caused reductions of approximately 2,600 in our total number of broadband end-users. However, we experienced net additions of approximately 18,800 broadband end-users in the second half of 2004 and 21,200 broadband end-users for the six months ended June 30, 2005.
     Respond to Changes in Telecommunications Regulations. Federal, state and local government regulations affect our services. In particular, the company and its resellers rely upon provisions of the 1996 Telecommunications Act to procure certain facilities and services from the ILECs that are necessary to provide services. As a result, our business can be materially affected by changes in applicable rules and policies as a result of FCC decisions, legislative actions at both the state and federal level, rulings from state public utility commissions, and court decisions. Such changes may reduce our access to network elements at regulated prices and increase our costs. We have changed our business in the past to respond to new regulatory developments and it is likely that we will need to make similar changes in the future.
     Expand and diversify our sources of revenue — We are taking steps to improve our prospects for revenue growth. We continue our efforts to diversify our revenue sources by adding new services such as VoIP, line-powered voice, expanding on-premise customer services and wireless broadband, as well as by adding new resellers.
     New market opportunities — We believe that VoIP services have the potential to be a significant contributor to our future revenues. However, we are in the early stages of offering this capability and continue to experience operational and competitive challenges as we expand and improve our capabilities. Our ability to succeed in providing this new service will depend on whether we offer a service that is competitive with voice services provided by other telecommunications service providers and continue to improve this service.
     We were originally incorporated in California as Covad Communications Company in October 1996. In July 1997, we were incorporated in Delaware as Covad Communications Group, Inc., a holding company that conducts substantially all of its business through its operating wholly-owned subsidiaries. We introduced our services commercially in December 1997 in the San Francisco Bay Area.
     On August 15, 2001, Covad Communications Group, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code for the purpose of confirming a pre-negotiated plan of reorganization with the majority holders of our debt. On December 20, 2001, the plan of reorganization was consummated. This plan of reorganization retired approximately $1.351 billion in aggregate face amount of outstanding notes.
     We were delisted from the NASDAQ National Market on July 20, 2001. Our common stock currently trades on the American Stock Exchange under the symbol DVW.
     Our principal executive offices are located at 110 Rio Robles, San Jose, California 95134 and our telephone number is (408) 952-6400. Our World Wide Web site address is http://www.covad.com. Information found at our Web site is not part of this prospectus.

     Recent Events
     On October 4, 2005, we entered into an Agreement and Plan of Merger to acquire all of the outstanding shares of NextWeb, Inc. Covad will pay approximately $23 million in aggregate consideration for the NextWeb shares and for assumed bonus obligations to NextWeb employees. The consideration will be paid with a combination of approximately $19 million in Covad stock and up to $4 million in cash.

The Securities We May Offer
     With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $150,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.
Common Stock
     We may offer shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.
Preferred Stock
     We may offer shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of any series of shares of preferred stock being offered.
Debt Securities
     We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.
     We will issue the debt securities under an indenture or indentures between us and U.S. Bank National Association, as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement of which this prospectus is a part.
Warrants
     We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Factors That May Affect Our Financial Condition And Results Of Operations” that appears in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, similarly titled sections of other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled “Risk Factors” in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus and any supplements to this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
     Statistical or market data incorporated by reference in this prospectus is based on independent industry publications and reports and other publicly available information. Although we believe that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

RISK FACTORS
     Prior to making an investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement pertaining thereto, together with all of the other information appearing in this prospectus or in the applicable prospectus supplement or incorporated by reference into this prospectus and the applicable prospectus supplement, in light of their particular investment objectives and financial circumstances.
USE OF PROCEEDS
     We will use the net proceeds from the sale of securities that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, repayment of debt, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.
DIVIDEND POLICY
     We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings for use in our business. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     The following table presents our historical ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended
	2000	2001	2002	2003	2004	June 30, 2005
Ratio of earnings to fixed charges(1)	—(2)	4.7(1)	—(2)	—(2)	—(2)	5.9(1)

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of (a) income or loss before income taxes, excluding equity in losses of unconsolidated subsidiaries and the cumulative effects of changes in accounting principles and (b) fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of capitalized debt issuance costs and an estimated interest factor attributable to rentals.

(2)	The pre-tax losses from continuing operations for the years ended December 31, 2000, 2002, 2003 and 2004 are not sufficient to cover fixed charges by a total of approximately $1,430 million in 2000, $182.9 million in 2002, $111.0 million in 2003, and $59.7 million in 2004. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.
PLAN OF DISTRIBUTION
     We may sell shares of our common stock, shares of our preferred stock, debt securities and warrants through underwriters, agents, dealers, or directly to one or more purchasers. We may distribute these securities from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.
     The prospectus supplement for the securities we sell will describe that offering, including:
•	the identity of any underwriters, dealers or agents who purchase securities, as required;

•	the amount of securities sold, the public offering price and consideration paid and the proceeds we will receive from that sale;

•	the place and time of delivery for the securities being sold;

•	whether or not the securities will trade on any securities exchanges or the American Stock Exchange;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.
Use of Underwriters, Agents and Dealers
     We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.
     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.
     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
     Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.
     We may also sell the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.
     In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time.
     Underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.
     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M, which limits the timing of purchases and sales of securities by participants in a distribution, may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.
Indemnification and Contribution
     We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.
DESCRIPTION OF SECURITIES TO BE REGISTERED
     With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $150,000,000.
     The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.
COMMON STOCK
     The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our amended and restated certificate of incorporation and amended and restated bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
     General
     Our amended and restated certificate of incorporation provides that we have authority to issue 600,000,000 shares of common stock, par value $0.001 per share, of which 10,000,000 shares are designated Class B common stock. As of September 30, 2005, there were 266,559,996 shares of common stock outstanding and no shares of Class B common stock outstanding. Pursuant to an amendment to our amended and restated certificate of incorporation, we cannot issue Class B common stock. Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. Common stockholders do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of common stockholders are subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. We will describe the specific terms of any common stock we may offer in a prospectus supplement.
Other Obligations to Issue Common Stock
     We have adopted and maintain equity incentive and stock purchase plans pursuant to which we are authorized to issue stock, stock options and other types of compensation for employees, consultants and other persons who provide services to us. Our employees are also given the right to purchase our common stock at favorable purchase prices under some of these plans. As of September 30, 2005, we had outstanding options to acquire approximately 26,728,451 shares of common stock under these plans. We have reserved approximately 20,539,126 additional shares of common stock for future issuance under these plans.
Warrants
     As of September 30, 2005, we had warrants outstanding to purchase an aggregate of 6,514,487 shares of our common stock.
     In September 2002, in conjunction with the execution of a five-year agreement with America Online, Inc., we granted AOL three warrants to purchase 1,500,000 shares of the Company’s common stock for $1.06 per share, 1,000,000 shares of the Company’s common stock for $3.00 per share and 1,000,000 shares of our common stock for $5.00 per share. These warrants are immediately exercisable, fully vested and nonforfeitable. In January 2003, in conjunction with an amendment to an agreement with AT&T, we granted AT&T three warrants to purchase shares of our common stock as follows: 1,000,000 shares for $0.94 per share; 1,000,000 shares for $3.00 per share; and 1,000,000 shares for $5.00 per share. These warrants are immediately exercisable, fully vested and nonforfeitable.
     In March 1998, we issued warrants to purchase shares of our common stock in connection with the issuance of our former 13 1/2% Senior Discount Notes, of which warrants to purchase 11,574 shares of our common stock were outstanding as of September 30, 2005. Such warrants are exercisable at a purchase price of $0.01. These warrants are fully vested, exercisable and expire on March 15, 2008.
     In connection with our acquisition of GoBeam, we assumed warrants to purchase 2,913 shares of our common stock at an exercise price of $2.13 per share. These warrants are fully vested and exercisable.
3% Convertible Senior Debentures
     On March 10, 2004, the Company completed a private placement of $125 million in aggregate principal amount of 3% Convertible Senior Debentures (“Debentures”) due 2024, which are convertible into shares of the Company’s common stock at a conversion price of approximately $3.1742 per share, subject to certain adjustments. The Debentures mature on March 15, 2024. The Company may redeem some or all of the Debentures for cash at any time on or after March 20, 2009. Holders of the Debentures have the option to require the Company to purchase the Debentures in cash, in whole or in part, on March 15, 2009, 2014 and 2019. The holders of the Debentures will also have the ability to require the Company to purchase the Debentures in the event that the Company undergoes a change in control. In each case, the redemption or purchase price would be at 100% of their principal amount, plus accrued and unpaid interest thereon.
Registration Rights
     As of September 30, 2005, holders of 6,500,000 shares of our common stock have the right to cause us to register their shares of our common stock.
     In conjunction with the three warrants that we issued AOL in September 2002, we granted AOL registration rights for the 3,500,000 shares of common stock that such warrants are convertible into. AOL is entitled to demand, “piggy-back” and S-3 registration rights, subject to certain limitations and conditions. These registration rights terminate at the earlier of (i) September 2009 or (ii) such time as such stockholder may sell under Rule 144 in a three-month period all registrable securities then held by AOL.
     In conjunction with the three warrants that we issued AT&T in January 2003, we granted AT&T registration rights for the 3,000,000 shares of common stock into which such warrants are convertible. AT&T is entitled to demand, “piggy-back” and S-3 registration rights, subject to certain limitations and conditions. These registration rights terminate at the earlier of (i) January 2010 or (ii) such time as such stockholder may sell under Rule 144 in a three month period all registrable securities then held by AT&T.
Anti-Takeover Provisions
     As noted above, our board of directors, without stockholder approval, has the authority under our amended and restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of the common stock holders and could be issued with terms calculated to delay or prevent a change of control of our company or make removal of our management more difficult.
     Election and Removal of Directors
     Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Our directors may be removed only for cause.
     This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of our directors.
     Stockholder Meetings and Written Consent
     Under our bylaws, the stockholders may not call a special meeting of the stockholders of our company. Rather, only our board of directors, the chairman of our board of directors or the President or Chief Executive Officer may call special meetings of our stockholders. Our certificate of incorporation provides that stockholders may not act by written consent. As a result, stockholders can only act at a meeting.
     Requirements for Advance Notification of Stockholder Nominations and Proposals
     Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.
     Section 203 of the Delaware General Corporate Law
     We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•	prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•	on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
     For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally a person who, together with affiliates and associates of such person:
•	owns 15% or more of the corporation’s voting stock; or

•	is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.
     These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of our company.

     Stockholder Protection Rights Plan
     In addition, our board of directors has adopted an Amended and Restated Stockholder Protection Rights Plan under which stockholders received one right for each share of our common stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of our outstanding shares of common stock. Each right entitles the holder to purchase from us, as provided by the Amended and Restated Stockholder Protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $0.001 per share, for $400.00 subject to adjustment. The Rights Plan is not intended to, and will not, prevent a takeover of our company at a full and fair price. However, the rights may cause substantial dilution to a person or group acquiring 15% of more of our common stock unless the rights are first redeemed by our board of directors.
Transfer Agent
     The transfer agent, registrar, dividend disbursing agent and redemption agent for our common stock is Mellon Investor Services LLC.
PREFERRED STOCK
     Under our amended and restated certificate of incorporation we have authorized 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2005, no shares of preferred stock were issued or outstanding.
     Our board of directors has the authority to issue preferred stock in one or more series and to fix the designation, powers, preferences and rights of such preferred stock, including voting rights, dividend rights, liquidation rights, redemption rights and the number of shares constituting any series or the designation of such series, without any further action by the stockholders. Although it has no present intention to do so, our board of directors may issue preferred stock with terms that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.
     Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:
•	the designation of the title of the series;

•	dividend rates;

•	redemption provisions, if any;

•	special or relative rights in the event of liquidation, dissolution, distribution or winding up of Covad;

•	sinking fund provisions, if any;

•	whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

•	voting rights; and

•	any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our bylaws.
     The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking
     Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.
Dividends
     Holders of each new series of preferred stock may be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:
•	the dividend rates;

•	whether the rates will be fixed or variable or both;

•	the dates of distribution of the cash dividends; and

•	whether the dividends on any series of preferred stock will be cumulative or non-cumulative.
Conversion and Exchange
     The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.
Redemption
     We will specify in the prospectus supplement relating to each new series of preferred stock:
•	whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

•	whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

•	the redemption prices.
Liquidation Preference
     Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:
•	distributions upon liquidation in the amount provided in the prospectus supplement relating to that series of preferred stock; plus

•	any accrued and unpaid dividends.
     These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.
     After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock may or may not be entitled to any further participation in any distribution of our assets, as provided in the prospectus supplement relating to that series of preferred stock.

Voting Rights
     The holders of shares of any series of preferred stock will have no voting rights except as indicated in the applicable certificate of designation or prospectus supplement relating to that series or as required by law.
Transfer Agent and Registrar
     We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.
DEBT SECURITIES
     The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures which we filed with the SEC as exhibits to the registration statement of which this prospectus is a part.
General
     The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and U.S. Bank National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. A copy of the form of each type of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the senior indenture and the subordinated indenture, together with any supplemental indentures, as the “indentures” throughout the remainder of this prospectus.
     The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be secured or unsecured and will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be secured or unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.
     We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the date or dates when payments on the principal must be made or the method of determining that date or dates;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the places where payments may be made and the manner of payments;

•	any mandatory or optional redemption provisions;

•	any subordination provisions;

•	the denominations in which debt securities will be issued;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	the certificates or forms required for the issuance of debt securities in definitive form;

•	the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

•	any other specific terms of the debt securities.
     If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.
     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.
Senior Debt Securities
     Payment of the principal of, premium, if any, and interest on senior debt securities will rank equally in right of payment with all of our other indebtedness that is not subordinated.

Subordinated Debt Securities
     Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.
Registrar and Paying Agent
     The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.
     U.S. Bank National Association is our designated security registrar and paying agent for the debt securities.
Global Securities
     We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.
Conversion or Exchange Rights
     Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:
•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.
Registered Global Securities
     Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:
•	by the depositary for that registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.
     We anticipate that the following provisions will apply to all depositary arrangements for debt securities:
•	ownership of beneficial interests in a registered global security will be limited to persons or entities that have accounts with the depositary for that registered global security, these persons or entities being referred to as “participants,” or persons or entities that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons or entities holding through participants.
     The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of such purchasers to own, transfer or pledge beneficial interests in registered global securities.
     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:
•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.
     Accordingly, each person or entity owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person or entity is not a participant, on the procedures of a participant through which the person or entity owns its interest, to exercise any rights of a holder under the indenture.
     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.
     We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.
     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.
     We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.
Merger, Consolidation or Sale of Assets
     Under the terms of the indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all of our assets to another company, if
•	Covad is the continuing entity; or

•	Covad is not the continuing entity, and
•	the successor entity is organized under the laws of the United States of America and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

•	the merger, sale of assets or other transaction will not cause a default on the debt securities and we are not already be in default.
Events of Default
     Unless otherwise provided for in the prospectus supplement, the term “event of default,” when used in the indentures means any of the following:
•	failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization of Covad; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.
     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.
     If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.
     Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.
     If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.
     If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.
     Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:
•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the applicable series.

     We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.
Discharge, Defeasance and Covenant Defeasance
     We can discharge or defease our obligations under the indentures as stated below or as provided in the prospectus supplement.
     Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the entire principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.
     Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as “defeasance.” We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:
•	we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified by the trustee to be sufficient to pay at maturity, or upon redemption, the entire principal, premium, if any, and interest on all outstanding debt securities of the series;

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the applicable series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

•	in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.
     Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.
Modification of the Indenture
     Except as provided in the prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:
•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and/or

•	evidence and provide for the acceptance of appointment by a successor trustee.
     Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as a single class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:
•	extend the stated maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.
Concerning the Trustee
     Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series may be effected by the trustee for that series at an office or agency designated by the trustee of that series in New York, New York.
     If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

     The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:
•	would not conflict with any rule of law or with the applicable indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.
     Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.
No Individual Liability of Incorporators, Stockholders, Officers or Directors
     Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.
Governing Law
     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
WARRANTS
     We may issue warrants, including equity warrants, which are warrants to purchase common stock or preferred stock, and debt warrants, which are warrants to purchase debt securities.
     Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.
Equity Warrants
     The applicable prospectus supplement will describe the terms of any equity warrants, including the following:
•	the title and aggregate number of the equity warrants;

•	the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

•	any offering price of the equity warrants;

•	the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

•	if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

•	the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

•	if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

•	any currency or currency units in which the offering price and the exercise price are payable;

•	any applicable anti-dilution provisions of the equity warrants;

•	any applicable redemption or call provisions; and

•	any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.
Debt Warrants
     The applicable prospectus supplement will describe the terms of any debt warrants, including the following:
•	the title and aggregate number of the debt warrants;

•	any offering price of the debt warrants;

•	the number of debt warrants and debt securities that will be separately transferable;

•	any date on and after which the debt warrants and debt securities will be separately transferable;

•	the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

•	the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants that may be exercised at any one time and the final date on which the debt warrants may be exercised;

•	the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

•	the terms of any right to redeem or call the debt warrants;

•	any book-entry procedure information;

•	any currency or currency units in which the offering price and the exercise price are payable; and

•	any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.
LEGAL MATTERS
     Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS
     The financial statements as of December 31, 2004 and for the year ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of Covad Communications Group, Inc. as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, appearing in Covad Communications Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.
     We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Covad Communications Group, Inc. 110 Rio Robles, San Jose, California 95134, Attention: Investor Relations, Telephone (408) 952-6400.
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2004, or the Form 10-K, filed with the SEC on March 14, 2005;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005, filed with the SEC on May 6, 2005 and August 5, 2005, respectively;

•	our current reports on From 8-K filed with the SEC on February 15, March 1, March 4, April 14, June 28, July 28, August 1 and October 7, 2005.

•	those portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2005 with respect to our annual meeting of stockholders held on June 9, 2005, that were incorporated by reference into Part III of the Form 10-K; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part until all of the securities that we may offer with this prospectus are sold.
     You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.
     Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All expenses of the offering will be paid by the Registrant. All amounts are estimated except the U.S. Securities and Exchange Commission registration fee.

U.S. Securities and Exchange Commission registration fee	$17,655
Printing and engraving expenses	—	(1)
Accounting fees and expenses	$50,000	(1)
Legal fees and expenses	—	(1)
Miscellaneous fees and expenses	—	(1)

Total	$—	(1)

(1)	Expense amount to be provided by subsequent amendment.
Item 15. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct).
     These indemnifications provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 16. Exhibits
     The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit	Exhibit Description	Incorporated by Reference				Filed	To be filed by
Number		Form	File	Exhibit	Filing	Herewith	Amendment
			No.		Date

1.1	Form of Underwriting Agreement for equity securities.					X

1.2	Form of Underwriting Agreement for debt securities.					X

2.1	Plan: First Amended Plan of Reorganization, as Modified, of Covad Communications Group, Inc. dated November 26, 2001.	8-K		2.1	12/28/01

2.2	Order Pursuant to Section 1129 of the Bankruptcy Code Confirming the Debtor’s First Amended Chapter 11 Plan of Reorganization, as Modified (Docket No. 214).	8-K		99.12	12/28/01

2.3	Agreement and Plan of Merger, dated as of March 2, 2004, among Covad Communications Group, Inc., Covad Communications Investment Corp., GoBeam, Inc. and Eduardo Briceno, as Representative.	10-Q		2.1	5/17/04

4.1	Amended and Restated Certificate of Incorporation.	S-1/A	333-38688	3.2	7/17/00

4.2	Certificate of Amendment of Certificate of Incorporation of the Registrant filed on July 14, 2000.	8-K		3.5	7/17/00

4.3	Certificate of Amendment of Certificate of Incorporation of the Registrant filed on December 20, 2001.	10-K		3.3	3/29/02

4.4	Bylaws, as currently in effect.	S-1/A	333-38688	3.4	7/17/00

4.5	Indenture, dated as of March 10, 2004 between the Registrant and The Bank of New York, as Trustee.	10-Q		4.1	5/17/04

4.6	Resale Registration Rights Agreement, dated as of March 10, 2004 among the Registrant and Banc of America Securities LLC.	10-Q		4.2	5/17/04

4.7	Form of Debenture for the Registrant’s 3% Convertible Senior Debentures due 2024.	10-Q		4.3	5/17/04

4.8	Stockholder Protection Rights Agreement dated February 15, 2000.	8-A		4.1	2/22/00

4.9	Amended and Restated Stockholder Protection Rights Agreement, dated as of November 1, 2001.	8-K		4.1	12/14/01

4.10	Form of Senior Indenture.					X

4.11	Form of Senior Debt security.					X

4.12	Form of Subordinated Indenture.					X

4.13	Form of Subordinated Debt security.					X

4.14	Form of certificate of Preferred Stock.					X

4.15	Form of standard debt securities warrant provisions.					X

4.16	Form of standard stock warrant provisions.					X

5.1	Opinion of Fenwick & West LLP regarding the legality of					X

Exhibit	Exhibit Description	Incorporated by Reference				Filed	To be filed by
Number		Form	File	Exhibit	Filing	Herewith	Amendment
			No.		Date
the securities being registered.

12.1	Statement regarding computation of ratios of earnings to fixed charges and preferred dividends.					X

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (see page II-4).					X

25.1	Statement of Eligibility of Trustee on Form T-1.						X
Item 17. Undertakings.
     The Registrant hereby undertakes:
                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;
                          provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.
                          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.
                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.
                          (5) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
                          (6) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 11th day of October, 2005.

COVAD COMMUNICATIONS GROUP, INC.
By:	/s/ CHARLES E. HOFFMAN
Charles E. Hoffman
Chief Executive Officer

POWER OF ATTORNEY
     KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles E. Hoffman and James A. Kirkland, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-3, to sign any registration statement for an offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ CHARLES E. HOFFMAN	Chief Executive Officer and Director	October 11, 2005
Charles E. Hoffman

Principal Financial and Accounting Officer:

/s/ JOHN E. TREWIN	Chief Financial Officer	October 11, 2005
John E. Trewin

Other Directors:

/s/ CHARLES MCMINN	Chairman of the Board of Directors	October 11, 2005
Charles McMinn

/s/ L. DALE CRANDALL	Director	October 11, 2005
L. Dale Crandall

/s/ LARRY IRVING	Director	October 11, 2005
Larry Irving

/s/ RICHARD A. JALKUT	Director	October 11, 2005
Richard A. Jalkut

Signature	Title	Date

/s/ DANIEL C. LYNCH	Director	October 11, 2005
Daniel C. Lynch

/s/ HELLENE S. RUNTAGH	Director	October 11, 2005
Hellene S. Runtagh

EXHIBIT INDEX

Exhibit	Exhibit Description	Incorporated by Reference				Filed	To be filed by
Number		Form	File	Exhibit	Filing	Herewith	Amendment
			No.		Date

1.1	Form of Underwriting Agreement for equity securities.					X

1.2	Form of Underwriting Agreement for debt securities.					X

2.1	Plan: First Amended Plan of Reorganization, as Modified, of Covad Communications Group, Inc. dated November 26, 2001.	8-K		2.1	12/28/01

2.2	Order Pursuant to Section 1129 of the Bankruptcy Code Confirming the Debtor’s First Amended Chapter 11 Plan of Reorganization, as Modified (Docket No. 214).	8-K		99.12	12/28/01

2.3	Agreement and Plan of Merger, dated as of March 2, 2004, among Covad Communications Group, Inc., Covad Communications Investment Corp., GoBeam, Inc. and Eduardo Briceno, as Representative.	10-Q		2.1	5/17/04

4.1	Amended and Restated Certificate of Incorporation.	S-1/A	333-38688	3.2	7/17/00

4.2	Certificate of Amendment of Certificate of Incorporation of the Registrant filed on July 14, 2000.	8-K		3.5	7/17/00

4.3	Certificate of Amendment of Certificate of Incorporation of the Registrant filed on December 20, 2001.	10-K		3.3	3/29/02

4.4	Bylaws, as currently in effect.	S-1/A	333-38688	3.4	7/17/00

4.5	Indenture, dated as of March 10, 2004 between the Registrant and The Bank of New York, as Trustee.	10-Q		4.1	5/17/04

4.6	Resale Registration Rights Agreement, dated as of March 10, 2004 among the Registrant and Banc of America Securities LLC.	10-Q		4.2	5/17/04

4.7	Form of Debenture for the Registrant’s 3% Convertible Senior Debentures due 2024.	10-Q		4.3	5/17/04

4.8	Stockholder Protection Rights Agreement dated February 15, 2000.	8-A		4.1	2/22/00

4.9	Amended and Restated Stockholder Protection Rights Agreement, dated as of November 1, 2001.	8-K		4.1	12/14/01

4.10	Form of Senior Indenture.					X

4.11	Form of Senior Debt security.					X

4.12	Form of Subordinated Indenture.					X

4.13	Form of Subordinated Debt security.					X

4.14	Form of certificate of Preferred Stock.					X

4.15	Form of standard debt securities warrant provisions.					X

4.16	Form of standard stock warrant provisions.					X

5.1	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.					X

12.1	Statement regarding computation of ratios of earnings to fixed charges and preferred dividends.					X

Exhibit	Exhibit Description	Incorporated by Reference				Filed	To be filed by
Number		Form	File	Exhibit	Filing	Herewith	Amendment
			No.		Date

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (see page II-4).					X

25.1	Statement of Eligibility of Trustee on Form T-1.						X